UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)

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DXP Enterprises, Inc.
______________________________________________________________________________________________________________________
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Supplement to the Proxy Statement Dated May 18, 2023
for the Annual Meeting of Stockholders to be Held on June 16, 2023

June 12, 2023

On May 18, 2023, DXP Enterprises, Inc. (“DXP”) filed a definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) in connection with its 2023 annual meeting of stockholders to be held on June 16, 2023 (the “Annual Meeting”). At the Annual Meeting, the Company is requesting that the stockholders of the Company approve an amendment to the DXP Enterprises, Inc. 2016 Omnibus Incentive Plan (“2016 Plan”), as set forth in Proposal No. 3 of the Proxy Statement.

After distributing the Proxy Statement, DXP approved an update to the proposed amendment to the 2016 Plan to decrease the number of new shares of DXP common stock (the “Common Stock”) authorized for issuance under the 2016 Plan from 1,750,000 to 1,250,000 shares, thereby reducing the aggregate number of shares of Common Stock authorized for future issuance under the 2016 Plan from 996,746 shares to 496,746 shares (including the 246,746 shares that remained available for future issuances under the 2016 Plan as of April 21, 2023). Based on this update, the maximum number of shares of Common Stock authorized to be issued under the proposed amendment to the 2016 Plan will increase from 1,000,000 to 1,250,000, instead of 1,750,000 as previously disclosed in the Proxy Statement. Other than the change described above, all other terms of the 2016 Plan, as proposed to be amended, remain the same as those described in the Proxy Statement. Please see Proposal No. 3 in the Proxy Statement for further information regarding the 2016 Plan.

Marked Change to Section 4 of the 2016 Plan

As updated, the proposed amendment to Section 4 of the 2016 Plan is as marked below.

4. Shares Subject to Plan Subject to adjustment as provided in Section 4.5 (a) and to all other limits set forth in this Plan, the number of shares of Common Stock that shall initially be available for all Awards under this Plan shall be ~~1,750,000~~ 1,250,000 (reduced by the number of shares of Common Stock subject to awards granted under the Prior Plan on or after August 15, 2016), all of which may be issued under the Plan in connection with ISOs (as defined in Section 4.1 (b)). The number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by the sum of the aggregate number of shares of Common Stock which become subject to Awards. To the extent that shares of Common Stock subject to an outstanding award granted under either this Plan or a Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (except in the case of an option to the extent shares of Common Stock are issued or delivered by the Company in connection with the exercise of a tandem SAR) or (ii) the cash settlement of such award, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall not again be available under the Plan (i) if tendered to satisfy all or a portion of tax withholding obligations relating to such Award, (ii) if such shares were subject to an option or stock-settled SAR and were not issued or delivered upon the net settlement or net exercise of such option of SARs (iii) if withheld to pay the exercise price of stock options or SARs awarded hereunder or (iv) if repurchased by the Company on the open market with the proceeds of an option exercise. The number of shares that again become available pursuant to this paragraph shall be equal to one share for each share subject to an Award described herein; provided, however, any shares from a Prior Plan that become available under this Plan pursuant to this paragraph shall be added to this Plan based on the share deduction ratio set forth in such Prior Plan. At the time this Plan becomes effective, none of the shares of Common Stock available for future grant under any Prior Plan shall be available for grant under such Prior Plan.

The number of shares of Common Stock available for Awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to Awards granted under this Plan (subject to applicable stock exchange requirements).

The proposed amendments to the 2016 Plan, as updated by this Supplement, will be presented for stockholder approval at the Annual Meeting and its effectiveness remains conditioned on the receipt of such approval. Stockholders who have already voted need not take any action but may, if they wish, change or revoke their vote by following the instructions described on page 15 of the Proxy Statement.

DXP ENTERPRISES, INC. 2023 PROXY STATEMENT 2